Exhibit 10.11
SHARKNINJA, INC.
SECOND AMENDED & RESTATED EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement (this “Agreement”) is entered into effective as of February 27, 2026 (the “Effective Date”), by and between Mark Barrocas (the “Executive”) and SharkNinja, Inc., an exempted company with limited liability incorporated in the Cayman Islands (the “Company” and, together with the Executive, the “Parties” and each a “Party”).
RECITALS
WHEREAS, SharkNinja Management LLC, a Delaware limited liability company (f/k/a SharkNinja Management Company, a Delaware corporation) and the Executive were parties to that certain Employment Agreement dated as of July 27, 2017, as amended and restated as of March 27, 2022 (the “Prior Subsidiary Agreement”), pursuant to which the Executive was employed by a subsidiary of the Company;
WHEREAS, the Parties entered into that certain Amended and Restated Employment Agreement, dated as of July 28, 2023 (the “Prior Company Agreement”), which superseded the Prior Subsidiary Agreement in its entirety, and pursuant to which the Company employed the Executive on the terms contained therein from and after the date the equity securities of the Company became listed on a national securities exchange; and
WHEREAS, the Parties desire to amend and restate the Prior Company Agreement in its entirety to provide for the Executive’s continued employment by the Company on the terms described herein from and after the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Employment.
(a)Term. The term of the Executive’s employment hereunder by the Company will commence on the Effective Date and shall continue in full force and effect, until terminated pursuant to Section 3 below (the term that the Executive is employed hereunder is referred to as the “Term”).
(b)Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company. The Executive reports to the Board of Directors of the Company (the “Board”). The Executive shall have such powers and duties as may from time to time be prescribed by the Board, provided that, notwithstanding the foregoing, in any event, the Executive shall at all times have the sole and exclusive authority to manage and control all operating functions and businesses of the Company and its respective subsidiaries, in the United States and United Kingdom, including without limitation, the authority to hire, terminate, promote and demote officers and employees; enter into, perform, amend and terminate contracts on behalf of the Company and its respective subsidiaries in the United States and United Kingdom, and otherwise manage all research and development activities, customer and supplier relationships and marketing, branding and media activities, and such other powers and duties which are consistent with the Executive’s position, or other positions that the Executive may hold from time to time, in each case subject to the supervision and direction of the Board. Nothing in this Agreement shall preclude the Executive from (i) serving on other boards of directors or engaging in civic, religious, charitable or other community activities, (ii) devoting a reasonable amount of time to private investment activities, and (iii) providing incidental assistance to family members on matters of family business and in times of family emergencies, as long as such services and activities do not materially interfere with the Executive’s obligations or performance of the Executive’s duties as provided in this Agreement; and provided further that prior to the Executive serving on a board of directors for a for-profit entity which may impact the Executive’s working time, the Executive must obtain prior approval from the Board. The Executive shall perform his duties at and from the Boston, Massachusetts metropolitan area.
2.Compensation and Related Matters.
(a)Base Salary. During the Term, the Executive’s initial annual base salary shall be One Million Five Hundred Eighteen Thousand Dollars ($1,518,000), retroactive to January 1, 2026. The base salary shall be evaluated periodically and subject to increase by the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives, provided that Executive’s retroactive increase in Base Salary for 2026 shall be paid in a lump sum on the first regularly scheduled pay date coincident with or next following the Effective Date.
(b)Annual Incentive Compensation. During the Term, the Executive shall be eligible to receive annual cash incentive compensation (the “Annual Bonus”). The Executive’s target Annual Bonus shall be 200% of the Executive’s Base Salary and the Executive’s maximum Annual Bonus shall be 300% of the Executive’s Base Salary. Eligibility for the Annual Bonus shall be based upon performance metrics as reasonably determined by the Board or the Compensation Committee in consultation with the Executive, and which metrics shall be provided to the Executive in writing at or prior to the commencement of the applicable fiscal year; provided that for fiscal years beginning on or after January 1, 2026: (i) 50% of the target Annual Bonus shall be comprised of the Company’s and its direct and indirect subsidiaries’ financial objective performance metrics (the “Target Company Performance Bonus”), which will range in payout from 70%-150% of the Target Company Performance Bonus, based upon actual financial objective results; and (ii) 50% of the target Annual Bonus shall be comprised of the Executive’s overall performance and accomplishment of individual goals and objectives (the “Target Individual Performance Bonus”), which will range in payout from 0%-150% of the Target Individual Performance Bonus. Any Annual Bonus payable with respect to any fiscal year shall be paid at the same time annual incentive compensation is generally paid to the Company’s senior executives for such fiscal year, but in all events no later than March 15 of the calendar year immediately following the fiscal year to which such Annual Bonus relates. To receive the Annual Bonus, the Executive must be employed by the Company on the last day of the fiscal year to which the Annual Bonus relates, except as set forth in Section 4(a). This Section 2(b) replaces and supersedes the Executive’s rights under all other annual bonus plans maintained by the Company.
(c)Employee Benefits. During the Term, the Executive will be entitled to participate in the Company’s employee benefit plans and programs in effect from time to time for senior executives, subject to the terms of such plans and programs.
(d)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(e)Car Allowance. The Company shall provide the Executive with an auto allowance of $4,000 per month, or alternatively with a leased car of the same or greater value.

(f)Paid Time Off. During the Term, the Executive shall be entitled to a flexible vacation schedule, with up to six (6) weeks of vacation in each full calendar year. During the Term, the Executive shall also be entitled to sick time and all paid holidays given by the Company to its executives.
3.Termination. The Executive’s employment hereunder may terminate at any time under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
(b)Disability. The Company may terminate the Executive’s employment upon thirty (30) days’ prior written notice to the Executive if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of ninety (90) consecutive days or one hundred eighty (180) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and the determination by such physician shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such examination including without limitation authorizing the physician to release his or her written findings to the Board regarding whether the Executive is disabled within the meaning of this paragraph. If such question shall arise and the Executive shall fail to submit to such examination, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s gross negligence or willful misconduct (including, without limitation, fraud, embezzlement, or the misappropriation of funds or property of the Company), or willful malfeasance in connection with the performance of the Executive’s duties; (ii) the conviction by the Executive of, or plea of nolo contendere to, any felony or a misdemeanor involving theft, embezzlement, fraud or dishonesty; (iii) the Executive’s willful failure or refusal to perform his duties under this Agreement or to obey the lawful directives of the Board (in each case other than by physical or mental illness, incapacity or disability), which has continued for more than seven (7) days following written notice of such non-performance from the Board; (iv) the Executive’s willful violation of any of the Company’s written policies, including without limitation, relating to equal employment opportunity, discrimination, harassment, or retaliation; (v) the Executive’s working under the influence of illegal drugs or alcohol, except, in the case of alcohol, for industry-related social events and client development; and (vi) the Executive’s material breach of Section 7, 8 or 9 of this Agreement.
(d)Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause, upon thirty (30) days’ prior written notice to the Executive. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events, without the Executive’s prior written consent: (i) a material diminution in the Executive’s Base Salary or Annual Bonus except for across-the-board reductions based on financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material diminution in the Executive’s title, duties, responsibilities or general authority (as set forth in Section 1(b)) under the supervision and direction of the Board; (iii) a change in the geographic location at which the Executive provides services under this Agreement to a location outside of the Boston, Massachusetts metropolitan area; or (iv) the material breach of this Agreement by the Company (each a “Good Reason Condition”). “Good Reason Process” shall mean that (A) the Executive notifies the Company in writing in reasonable detail of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such Good Reason Condition; (B) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (C) notwithstanding such efforts, the Good Reason Condition continues to exist; and (D) the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other Party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of the Executive’s disability under Section 3(b), thirty (30) days after the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the last date of employment as referenced in the Notice of Termination, which date shall be not less than thirty (30) days after the date of the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason or by the Company for Cause under Section 3(c), the last date of employment as referenced in the Notice of Termination; and (v) if the

Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.
4.Compensation Upon Termination.
(a)Compensation Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his executor, administrator, trustee or personal representative) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); (ii) any Annual Bonus earned for the fiscal year ending prior to the Date of Termination to the extent not previously paid, unless the Executive is terminated for Cause, in which case the Annual Bonus will be forfeited; (iii) any accrued but unused vacation; and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”). In the event of death, disability, termination without Cause or termination by the Executive for Good Reason as set forth under Sections 3(a),(b), (d) or (e), the Executive (or the Executive’s executor, administrator, trustee or personal representative) shall also remain entitled to a prorated Annual Bonus, based on the full fiscal year financial results in which the Date of Termination occurred, based on actual performance to the Date of Termination, which shall be paid at the time and in the manner described in Section 2(b) and notwithstanding the fact that the Executive is not employed by the Company on the last day of the fiscal year or payment date to which the Annual Bonus relates.
(b)Termination by the Company without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit and prorated Annual Bonus. In addition, subject to the Executive signing a separation and general release agreement in a form and manner reasonably satisfactory to the Company and the Executive (the “Separation and General Release Agreement”), the Separation and General Release Agreement becoming irrevocable and fully effective, all within sixty (60) days after the Date of Termination:
(i)the Company shall pay the Executive an amount equal to 1.5 times the Executive’s then current Base Salary (prior to any reduction in Base Salary triggering a resignation for Good Reason, if applicable); and
(ii)the Company shall pay the Executive an amount equal to 1.5 times the Executive’s target Annual Bonus (prior to any reduction in target Annual Bonus triggering a resignation for Good Reason, if applicable, which for the avoidance of doubt would be 1.5 times 200% of the Executive’s Base Salary);
(iii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and timely elects continued group health coverage pursuant to COBRA, then the Company shall pay to the Executive a monthly cash payment for eighteen (18) months in an amount equal to the Executive’s monthly COBRA premium for the Executive and the Executive’s dependents; and
(iv)the amounts payable under this Section 4(b)(i) and (ii) shall be paid out in a lump sum in accordance with the Company’s payroll practice within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
5.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company reasonably determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6. 280G.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments payable hereunder shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G -1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G -1, Q&A-24(b) or (c).
(b)For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 6 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
7.Nondisclosure/Confidentiality.
(a)Confidential Information. As used in this Agreement, “Confidential Information” shall mean any and all non-public or proprietary information, knowledge or data relating to the Company or any of its subsidiaries (together, the “Protected Parties” and each of them, a “Protected Party”), whether or not patentable, copyrightable or protectable as a trade secret. Confidential Information includes, without limitation, non-public or proprietary information relating to:
(i)the business, products, affairs and finances of any of the Protected Parties;
(ii)the manufacture, production, distribution, marketing, or sale of any product sold by any of the Protected Parties;

(iii)technical data and know-how relating to the business of any of the Protected Parties;
(iv)technology, marketing and business plans or strategies of any of the Protected Parties;
(v)management accounting or other similar financial information that would typically be included in the financial statements of any of the Protected Parties, including without limitation, the amount of the assets, liabilities, net worth, revenues or net income of any of the Protected Parties;
(vi)legal and professional dealings, equity structure, real property, tangible property, finances, business, and investment activities, and other personal affairs of any of the Protected Parties; and
(vii)books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of any of the Protected Parties.
(viii)Notwithstanding the foregoing, Confidential Information does not include information that (1) is or becomes available in the public domain other than as a result of a breach of the Executive’s duties under this Section 7; (2) becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not known by the Executive, after reasonable inquiry, to be bound by a confidentiality agreement with, or otherwise any confidentiality obligation owed to, any of the Protected Parties; or (3) is generally known in the industry.
(b)Confidentiality. The Executive understands and agrees that the Executive’s employment with the Company will create a relationship of confidence and trust between the Executive and the Company (and the Protected Parties) with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after his termination of employment, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Executive’s duties to the Company, (ii) as may be required, on the advice of counsel, to be disclosed by applicable law or pursuant to a demand of any judicial, administrative, legislative, regulatory or self-regulatory body or tribunal (which requirement or demand shall not have been caused by any act of the Executive), (iii) to the Executive’s personal tax, financial and other advisors that need to know such information and such advisor is advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that the Executive will be responsible for any violations of the provisions of this Section 7(b) by any such advisor) or (iv) to the extent reasonably necessary to enforce the Executive’s rights hereunder. For the avoidance of doubt, the Executive understands that nothing in this Agreement prohibits the Executive from reporting possible violations of law or regulation to an appropriate governmental agency or entity and that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)Company Property. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or any other Protected Party or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company or (if applicable) the relevant Protected Party. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.
(d)Work Product. As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise), or any part thereof, which relates to the Company’s (or any Protected Party’s) actual or anticipated business, research and development or existing or future products or services and which are or were conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company (or of any Protected Party) and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may discover, invent or originate during the Term shall be the exclusive property of the Company or the relevant Protected Party, as applicable, and the Executive hereby assigns all of the Executive’s right, title and interest in and to such Work Product to the Company or the relevant Protected Party, including all intellectual property rights therein. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights (or the rights of the relevant Protected Party) therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights (or the rights of the relevant Protected Party) therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s rights (or the rights of the relevant Protected Party) to any Work Product.
8.Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such other party.
9.Non-Competition; Non-Solicitation.
(a)Following the Effective Date until the expiration of the Non-Compete Period, none of the Executive or his controlled Affiliates (collectively, the “Executive Restricted Parties”) shall, directly or indirectly, engage in, own, have any financial interest in, manage or operate anywhere in the territories in which the Company or any of its subsidiaries operate (“Existing Territory”) or has bona fide plans to operate in (such plans having been approved by the Board and if such plans do not involve home appliances and all categories in which the Company operates, such plans are approved prior to the Board’s knowledge of the proposed interest by the Executive Restricted Party) (“New Territory” and with the Existing Territory, the

“Territory”), a business the same as, substantially similar to, or which materially competes with the business conducted by the Company or any of its subsidiaries, currently primarily consisting of designing, manufacturing, distributing, selling or otherwise promoting products, services or solutions of small household appliance including but not limited to vacuums and mops, robot vacuums, personal care, kitchen appliance, kitchenware, home environment appliance, garment care, air purifiers, juicers, cookware, cutlery, blenders and food processors, coffee and tea makers, cookers, indoor grills, outdoor grills, ovens, toasters, and ice cream makers, and also including any planned products or activities (such plans having been approved by the Board and if such plans do not involve home appliances, such plans are approved prior to the Board’s knowledge of the proposed interest by the Executive Restricted Party) (“New Business Activity”) except that the following shall be permitted: (i) the passive ownership of less than ten percent (10%) of the outstanding capital stock of any corporation the stock of which is publicly traded; (ii) the passive ownership of less than 10% of a privately owned corporation or other entity during the Non-Compete Period, (iii) with respect to only a New Territory or New Business Activity that does not involve home appliances, any investment purchased before the Board approved the New Territory or New Business Activity, or (iv) any investment made through a professionally managed mutual fund, private equity fund, hedge fund or other collective investment vehicle in which the Executive does not have the ability to control or otherwise direct the investment decisions made by such investment vehicle; provided that, in the case of (i), (ii), (iv) and (during the Term) (iii), the Executive is not a director, employee, independent contractor or advisor of, or otherwise acting in a similar capacity with respect to, such corporation or other entity or vehicle.
(b)During the Non-Compete Period, none of the Executive Restricted Parties shall, directly or indirectly, solicit for employment or employ any employee, or request, knowingly induce or advise any employee to leave the employ of the Company or any of its subsidiaries, without the prior written consent of the Board. For the purposes of this Section 9(b), a general offer of employment to the public or by general media advertising shall not be deemed prohibited hereunder as long as not specifically directed at employees.
(c)During the Non-Compete Period, none of the Executive Restricted Parties shall, directly or indirectly, solicit the trade of, or do business with, any customer or prospective customer, or supplier or prospective supplier of the Company or any of its subsidiaries for any business purpose other than for the benefit of the Company or any of its subsidiaries, without the prior written consent of the Board.
(d)The Company agrees that, following the Effective Date until the expiration of the Non-Compete Period, the Executive shall have the right to seek a waiver of or consent for relief from Section 9(a) from the Board which shall discuss such relief in good faith, whose consent to such relief shall not be unreasonably withheld, conditioned or delayed (and whose consent shall be deemed to be the consent of the Company hereunder), and upon giving such written consent any such requested relief shall be granted.
(e)The nature and scope of the foregoing covenants have been carefully considered by both Company and Executive. Executive agrees and acknowledges that the duration, scope and geographical areas applicable to these covenants are fair, reasonable and necessary and that adequate consideration has been received by Executive for such obligations. If, however, for any reason, a court determines that such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 9 as will render such restrictions valid and enforceable.

(f)The provisions of this Section 9 shall be tolled during any time periods during which the Executive is in breach of this Agreement and such breach is neither known to, nor reasonably discoverable by, the Company or its subsidiaries.
(g)If the Company does not elect to waive the provisions of Section 9(a), to the extent necessary or required by applicable law to enforce Section 9(a), the Company shall pay to the Executive continuing salary payments for one year following termination of the Executive’s employment at a rate equal to 50% of the Executive’s highest annualized base salary paid to the Executive by the Company within the two years prior to the termination of the Executive’s employment with the Company. Any payment to be made by the Company to enforce Section 9(a) shall be credited against the amounts payable to the Executive under Section 4(b).
(h)For purposes of this Section 9 and Section 10, as applicable, the following terms shall have the following meanings:
(i)“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under Common Control with such Person.
(ii)“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ ERISA”) (whether or not subject to ERISA) and any other plan, program, practice, policy, arrangement, agreement or contract providing compensation or benefits of any kind to any current or former employee, director, officer, member or any other individual service provider of the Company of any of its subsidiaries, or any spouse, dependent or family member of such individual, or for which the Company or any of its subsidiaries has any liability or obligation.
(iii)“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
(iv)“Non-Compete Period” means the period of time from the Effective Date until the twelve-month anniversary of the termination of employment of the Executive with the Company for any reason.
(v)“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or governmental body.
10.Releases.
(a)Effective as of the date hereof, the Executive, on behalf of himself and his heirs and assigns, hereby releases, acquits and forever discharges the Company, its subsidiaries, and any and all of each of their successors and assigns, together with all their present and former equity holders, employees, directors and officers (the “Company Released Parties”), from any and all claims, actions, suits, causes of action, damages, costs, expenses, losses, demands, obligations and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, with respect to any matter, transaction, act, omission or thing whatsoever, from the beginning of time to and including the date hereof, other than (i) in respect of any obligations under this Agreement, (ii) any rights under written indemnification agreements with the Company and any rights under any directors’ and officers’ liability insurance policy, (iii) any rights under the organizational documents of the Company or any of its subsidiaries with respect to the indemnification of the Executive or otherwise, (iv) any amounts or claims for compensation or similar payments owed to or otherwise earned by the

Executive as of the date hereof and (v) any rights to any benefits, payments or other entitlements under any of the Benefit Plans owed to or otherwise earned by the Executive as of the date hereof, including without limitation any employment, bonus or similar agreements. This release shall become effective as of the date hereof and prior to such date shall have no force or effect and shall not be legally binding on the parties.
(b)Effective as of the date hereof, the Company, on behalf of itself and its Affiliates (including its subsidiaries), and its and their respective employees, officers, directors, managing members, general partners, agents, consultants and advisors, hereby releases, acquits and forever discharges the Executive, and any and all of his heirs and assigns, from any and all claims, actions, suits, causes of action, damages, costs, expenses, losses, demands, obligations and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, with respect to any matter, transaction, act, omission or thing whatsoever, from the beginning of time to and including the date hereof, other than in respect of any obligations under this Agreement. This release shall become effective as of the date hereof and prior to such date shall have no force or effect and shall not be legally binding on the parties.
11.Arbitration. Subject to the Company’s equitable remedies reserved under Section 12 hereof, the Executive and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in Boston, Massachusetts in accordance with the employment arbitration rules of the American Arbitration Association in effect at the time such arbitration is conducted, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction hereof. The Company shall pay the fees of the arbitrator, and each party shall be responsible for paying their own attorney’s fees and costs.
12.Remedies. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the provisions contained herein would result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach.
13.Withholding. All payments made by the Company to the Executive under this Agreement may be net of any tax or other amounts required to be withheld by the Company under applicable law.
14.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this

Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
18.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
19.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such state.
20.Successor to Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.
21.Recitals. The recitals set forth above are expressly incorporated into this Agreement.
22.Integration. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the Parties concerning such subject matter, including without limitation the Prior Company Agreement. All provisions of the Prior Company Agreement are superseded and replaced by this Agreement as of the Effective Date.
23.Counterparts. This Agreement may be executed in any number of counterparts and by electronic PDF or other electronic transmission, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
24.Confirmation of Consultation with Counsel. The Executive expressly acknowledges and confirms that the Executive understands that he has the right to consult with legal counsel of his choice prior to signing this Agreement and by signing below expressly confirms that he has done so or expressly elected to not do so.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SharkNinja, Inc.	Mark Barrocas
By: /s/ Xuning Wang	/s/ Mark Barrocas
Name: Xuning Wang
Title: Director
[Signature Page to Second Amended & Restated Employment Agreement]